Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
January 26, 2011
Summit Hotel Properties, Inc.
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Summit Hotel Properties, Inc.
Qualification as
Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as counsel to Summit Hotel Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-168686) filed with the Securities and Exchange Commission on August 9, 2010, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 26,450,000 shares of common stock, par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.
     In giving this opinion letter, we have examined the following:
1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Incorporation filed on June 30, 2010 with the Maryland Secretary of State, and Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

3.	the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, L.P., a Delaware limited partnership (the “OP”), (the “Operating Partnership Agreement”), in the form attached as an exhibit to the Registration Statement;

Summit Hotel Properties, Inc.
January 26, 2011

4.	the Third Amended and Restated Operating Agreement of Summit Hotel Properties, LLC, a South Dakota limited liability company (the “LLC”), dated as of July 25, 2005 (the “LLC Operating Agreement”);

5.	the Agreement and Plan of Merger, dated as of August 5, 2010 (the “Merger Agreement”), by and between the LLC and the OP; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above has been duly authorized, executed, and delivered (except for the Amended Articles and the Operating Partnership Agreement); is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Amended Articles and the Operating Partnership Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement;

3.	during Summit REIT’s and the OP’s taxable year ending December 31, 2011 and future taxable years, (i) the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the OP (the “OP Officer’s Certificate”) and (ii) in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “REIT Officer’s Certificate”) will be true for such years;

4.	during the period prior to the merger of the LLC with and into the OP pursuant to the Merger Agreement, the factual representations in a certificate, dated the date hereof and executed by a duly appointed officer of the LLC (together with the OP Officer’s Certificate and the REIT Officer’s Certificate, the “Officer’s Certificates”) will be true for such period;

5.	the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement, the LLC will not make any amendments to the LLC Operating Agreement, and the OP and the LLC will not make any amendments to the Merger Agreement after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year;

6.	all of the terms and conditions of the Merger Agreement will be satisfied without waiver, except to the extent any such terms and conditions relate to the LLC’s or the OP’s classification as a disregarded entity or partnership, and not an association or publicly trade partnership taxable as a corporation, for federal income tax purposes; and

7.	no action will be taken by the Company, the OP or the LLC after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Summit Hotel Properties, Inc.
January 26, 2011

     In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such factual representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
     Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a) commencing with its short taxable year ending December 31, 2011, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011 and thereafter; and
(b) the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.
     We will not review on a continuing basis the Company’s, the OP’s, or the LLC’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.
     The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Summit Hotel Properties, Inc.
January 26, 2011

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Hunton & Williams LLP